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                                    EXHIBIT 1

                              (English Translation)

                                                               November 29, 2006

To whom it may concern:

                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)


                 Announcement Regarding Share Repurchase Results

     Wacoal Holdings Corp. (the "Company") has repurchased shares of its stock as previously announced yesterday, November 28, 2006, as stipulated by the Articles of Incorporation pursuant to the provisions of Paragraph 1, Article 459 of the Corporate Law. The result of such repurchase is detailed below.

     We also hereby announce that such repurchase completes the acquisition of the shares of the Company pursuant to the resolution of the meeting of its board of directors held on November 28, 2006.


                                      NOTE


(1)  Reason for repurchase of shares:        To implement increased flexibility
                                             with respect to capital

(2)  Class of shares repurchased:            Common stock

(3)  Number of shares repurchased:           2,824,000 shares

(4)  Purchase price:                         1,495 yen

(5)  Aggregate acquisition amount:           4,221,880,000 yen

(6)  Date of repurchase:                     November 29, 2006

(7)  Method of repurchase:                   Placement of purchase orders though
                                             ToSTNeT-2 (Tokyo Stock Exchange
                                             Trading Network System) (closing
                                             price orders) on the Tokyo Stock
                                             Exchange


Note: Details of acquisition of shares as resolved at a meeting of board of directors held on November 28, 2006

       - Type of shares to be acquired:  Common stock of the Company
       - Total number of shares to be acquired:  2,900,000 shares (maximum)
       - Aggregate acquisition price:    4,335,500,000 yen (maximum)

                                                                         - End -

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